Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2015 Results

LOUISVILLE, KY. (May 4, 2015) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 31, 2015.

	First Quarter
($000’s)	2015	2014	% Change

Total revenue	$460,230	397,142	16
Income from operations	48,600	40,184	21
Net income	32,292	26,465	22
Diluted EPS	$0.46	$0.37	23

Results for the first quarter included the following highlights:

•                  Diluted earnings per share increased 23.0% to $0.46 from $0.37 in the prior year;

•                  Comparable restaurant sales increased 8.9% at company restaurants and 8.0% at franchise restaurants;

•                  Three company—owned restaurants were opened, including one Bubba’s 33 restaurant; and,

•                  Restaurant margin, as a percentage of restaurant sales, decreased 20 basis points to 19.0%.  The impact of higher average unit volume was more than offset by commodity inflation of approximately 5.2%, mostly driven by beef.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are off to a strong start for the year with another quarter of solid revenue growth driven by increasing guest counts and new restaurant development.  We credit our success to our value proposition with consumers and our ability to execute at the restaurant level even in the face of continued commodity inflation.  Our development plans for 2015 remain on track with 25 to 30 company restaurant openings this year.”

2015 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its second quarter of fiscal 2015 increased approximately 8.4% compared to the prior year period.

Management reiterated the following expectations for 2015:

•                  Positive comparable restaurant sales growth;

•                  25 to 30 company restaurant openings, including as many as five Bubba’s 33 restaurants;

•                  Food cost inflation of 3% to 4%;

•                  An income tax rate of approximately 30.0% to 31.0% depending on the reinstatement of certain federal tax credits; and

•                  Total capital expenditures of $135 million to $145 million.

Conference Call

The Company is hosting a conference call today, May 4, 2015 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 795-3604 or (719) 325-4804 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 3067251 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 455 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 31, 2015	April 1, 2014

Revenue:
Restaurant sales	$456,293	$393,956
Franchise royalties and fees	3,937	3,186

Total revenue	460,230	397,142

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	159,980	134,812
Labor	131,404	114,672
Rent	8,979	8,042
Other operating	69,317	60,853
Pre-opening	3,818	4,277
Depreciation and amortization	16,335	14,085
Impairment and closure	—	17
General and administrative	21,797	20,200

Total costs and expenses	411,630	356,958

Income from operations	48,600	40,184

Interest expense, net	515	558
Equity income from investments in unconsolidated affiliates	372	212

Income before taxes	48,457	39,838
Provision for income taxes	14,876	12,230

Net income including noncontrolling interests	$33,581	$27,608
Less: Net income attributable to noncontrolling interests	1,289	1,143
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$32,292	$26,465

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.46	$0.38
Diluted	$0.46	$0.37

Weighted average shares outstanding:
Basic	69,841	70,132
Diluted	70,528	71,080

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2015	December 30, 2014

Cash and cash equivalents	$98,512	$86,122
Other current assets	47,044	61,604
Property and equipment, net	668,088	649,637
Goodwill	116,571	116,571
Intangible assets, net	5,859	6,203
Other assets	24,195	23,005

Total assets	$960,269	$943,142

Current maturities of long-term debt	133	129
Other current liabilities	208,170	215,842
Long-term debt, excluding current maturities	50,659	50,693
Other liabilities	61,543	61,522
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	632,583	607,892
Noncontrolling interests	7,181	7,064

Total liabilities and equity	$960,269	$943,142

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 31, 2015	April 1, 2014

Cash flows from operating activities:
Net income including noncontrolling interests	$33,581	$27,608
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,335	14,085
Share-based compensation expense	4,904	3,621
Other noncash adjustments	(41)	(284)
Change in working capital	2,913	759
Net cash provided by operating activities	57,692	45,789

Cash flows from investing activities:
Capital expenditures - property and equipment	(33,437)	(23,087)
Proceeds from sale of property and equipment, including insurance proceeds	9	—
Net cash used in investing activities	(33,428)	(23,087)

Cash flows from financing activities:
Repurchase shares of common stock	—	(24,172)
Dividends paid	(10,443)	—
Other financing activities	(1,431)	(2,708)
Net cash used in financing activities	(11,874)	(26,880)

Net increase (decrease) in cash and cash equivalents	12,390	(4,178)
Cash and cash equivalents - beginning of period	86,122	94,874
Cash and cash equivalents - end of period	$98,512	$90,696

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2015	2014	vs LY

Restaurant openings
Company - Texas Roadhouse	2	6	(4)
Company - Bubba’s 33	1	0	1
Company - Other	0	0	0
Franchise - Texas Roadhouse	0	1	(1)
Total	3	7	(4)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	370	351	19
Company - Bubba’s 33	4	1	3
Company - Other	1	0	1
Franchise - Texas Roadhouse	79	75	4
Total	454	427	27

Company-owned restaurants
Restaurant sales	$456,293	$393,956	15.8%
Store weeks	4,857	4,524	7.4%
Comparable restaurant sales growth (1)	8.9%	2.8%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	8.8%	2.8%
Average unit volume (2)	$1,220	$1,120	9.0%
Weekly sales by group:
Comparable restaurants (330 units)	$93,756
Average unit volume restaurants (28 units) (3)	$95,047
Restaurants less than 6 months old (12 units)	$101,832

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	35.1%	34.2%	84	bps
Labor	28.8%	29.1%	(31	)bps
Rent	2.0%	2.0%	(7	)bps
Other operating	15.2%	15.4%	(26	)bps
Total	81.0%	80.8%	20	bps

Restaurant margin (4)	19.0%	19.2%	(20	)bps

Restaurant margin ($ in thousands)	$86,613	$75,577	14.6%
Restaurant margin $/Store week	$17,833	$16,706	6.7%

Franchise-owned restaurants
Franchise royalties and fees	$3,937	$3,186	23.6%
Store weeks	1,027	962	6.8%
Comparable restaurant sales growth (1)	8.0%	3.8%
Average unit volume (2)	$1,306	$1,190	9.8%

Pre-opening expense	$3,818	$4,277	(10.7)%

Depreciation and amortization	$16,335	$14,085	16.0%
As a % of revenue	3.5%	3.5%	—	bps

General and administrative expenses	$21,797	$20,200	7.9%
As a % of revenue	4.7%	5.1%	(35	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.